Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Pharmaceuticals Completes End-of-Review Meeting
with FDA for AZ-004 (Staccato® Loxapine) NDA
Alexza Plans to Resubmit its AZ-004 NDA in July 2011
Conference Call Scheduled Today at 8:30 a.m. Eastern Time
Mountain View, California — January 18, 2011 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it completed an End-of-Review meeting with the U.S. Food and Drug Administration (FDA or Agency) for the AZ-004 New Drug Application (NDA), and has received the official FDA minutes from the meeting. In December 2010, Alexza held the End-of-Review meeting in response to a Complete Response Letter (CRL) received in October 2010. A CRL is issued by FDA’s Center for Drug Evaluation and Research indicating that the NDA review cycle is complete and the application is not ready for approval in its present form. AZ-004 is being developed for the rapid treatment of agitation in schizophrenia or bipolar disorder patients.
“We appreciate the FDA’s review of the first NDA for our novel Staccato technology and we are working to address issues raised in the Complete Response Letter,” said Thomas B. King, Alexza President and CEO. “Based on the guidance received in our End-of-Review meeting, we believe all of the issues raised in the CRL are resolvable. We plan to resubmit the AZ-004 NDA in July 2011.”
As reported in October 2010, the FDA stated in the CRL that their primary clinical safety concern was related to data from the three Phase 1 pulmonary safety studies with AZ-004. This concern was primarily based on observed, dose-related post-dose decreases in forced expiratory volume in one second, or FEV1, a standard measure of lung function, in healthy subjects and in subjects with COPD and asthma. The Agency also noted that decreases in FEV1 were recorded in subjects who were administered device-only, placebo versions of AZ-004.
In the information package submitted to the FDA in response to the CRL and in preparation for the End-of-Review meeting, Alexza presented evidence that the placebo device is safe, including a blinded expert review of the flow-volume loops data from the healthy subject study as further evidence that there appears to be no consistent pattern suggestive of airway obstruction in these subjects. Alexza also provided an analysis showing that there is no meaningful temporal relationship between placebo administration and decreases in FEV1. Alexza believes this evidence and analysis confirms that the changes seen were likely background events in the population studied, where the repeated and extensive pulmonary function testing may have contributed to some of the observations. Additionally, Alexza showed that the aerosol characterization does not indicate a basis for concern. The Agency asked that Alexza reiterate these arguments in its resubmission.
In the information package, Alexza also showed that the pulmonary safety program in subjects with asthma and COPD had identified patients who may be susceptible to bronchospasm, the nature of this event, how it can be managed, and that Alexza believed the risk in these patients could be mitigated through labeling and a Risk Evaluation and Mitigation Strategy (REMS) program. At the End-of-Review meeting, the Agency stated that it would be reasonable to propose a REMS program for the use of Staccato loxapine, and requested that as part of the Company’s resubmission, Alexza provide a detailed REMS proposal including labeling, a medication guide, a communication plan, and post-approval studies to manage the potential risks. In the resubmission Alexza must also show how to identify patients at risk of developing pulmonary side-effects, as well as a way to decide who should and should not be treated with Staccato Loxapine when they present for treatment.
The FDA stated in the meeting minutes that it would likely present the AZ-004 application to an Advisory Committee. Alexza believes that the AZ-004 NDA is a Class 2 resubmission and the review period will be 6 months.
The CRL also raised issues relating to the suitability of the stability studies undertaken by Alexza and certain other items relating to the Agency’s pre-approval manufacturing inspection, which was completed in August 2010. Alexza believes it understands these issues and that the issues can be adequately addressed in the AZ-004 NDA resubmission.
Since AZ-004 incorporates a novel delivery system, the CRL included input from FDA’s Center for Devices and Radiological Health (CDRH). In the CRL, CDRH requested a human factors study and related analysis to validate that the product can be used effectively in the proposed clinical setting. Prior to the End-of-Review meeting, Alexza provided a human factors study draft protocol for review by CDRH, on which the FDA provided input and comments. Alexza expects to finalize the protocol with the FDA and complete this study in the coming months. Alexza is not required to conduct any additional efficacy or safety clinical trials.
CDRH also requested further bench testing of the product under an additional “worst-case” manufacturing scenario. Alexza has completed this additional “worst-case” bench testing of the product, submitted data to the FDA and believes that this issue has been adequately addressed.

Conference Call Information
The Company will host an investor conference call and live webcast later today, Tuesday, January 18, 2011, at 8:30 a.m. Eastern Time / 5:30 a.m. Pacific Time. The conference call, live webcast and archived replay are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PLPRJHFKD. A replay of the call will be available for two weeks following the event.
To access the live conference call via phone, dial 888-679-8037. International callers may access the live call by dialing 617-213-4849. The reference number to enter the call is 64749679.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 58180972.
About Alexza Pharmaceuticals, Inc.
Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials and submitted the AZ-004 NDA in December 2009. In October 2010, the Company received a CRL from the FDA, regarding its NDA for AZ-004. A CRL is issued by FDA’s Center for Drug Evaluation and Research indicating that the NDA review cycle is complete and the application is not ready for approval in its present form. The Company completed an end-of-review meeting with the FDA in late December 2010.
The Company believes it has a clear understanding of the issues outlined in the CRL, is developing and executing a plan to address these issues and currently projects a resubmission of the AZ-004 NDA in July 2011.

For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development and safety of the Company’s product candidates and technologies. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Alexza’s current expectations. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the potential of the Company’s planned NDA resubmission to adequately address the issues in the CRL, the eventual prospects that AZ-004 will be approved for marketing and the timing of the Company’s resubmission of the AZ-004 NDA to the FDA. Alexza’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertainty of the FDA approval process and other regulatory requirements, and the timing of completion of the steps necessary for resubmission of the NDA for AZ-004. Alexza may be unsuccessful in resolving the issues in the CRL and it may never receive marketing approval for AZ-004 or any of its product candidates. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.”, “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, and “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Derek K. Cole
Head, Investor Relations and Corporate Communications
650.944.7373
dcole@alexza.com